Exhibit 99.2

FINAL TRANSCRIPT

PDLI - Q2 2005 Protein Design Earnings Conference Call

Event Date/Time: Aug. 04. 2005 / 4:30PM ET

Event Duration: 44 min

C O R P O R A T E P A R T I C I P A N T S

Jim Goff

PDL - Sr. Dir., Investor Relations

Mark McDade

PDL - CEO

Glen Sato

PDL - CFO

Steven Benner

PDL - SVP/CMO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Matt Geller

CIBC - Analyst

Ron Renaud

J.P. Morgan - Analyst

Joel Sendek

Lazard Capital Markets - Analyst

Elise Wang

Smith Barney - Analyst

Gil Aharon

Infinium Capital – Analyst

George Farmer

Wachovia Securities - Analyst

Craig Parker

Lehman Brothers - Analyst

Jason Zhang

Prudential – Analyst

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the PDL second quarter 2005 earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded Thursday, August 4, 2005. I would now like to turn the conference over to Senior Director of Investor Relations, Mr. Jim Goff. Please go ahead, sir.

Jim Goff - PDL - Sr. Dir., Investor Relations

Good afternoon everyone and thank you for joining us today. With me are Mark McDade, Chief Executive Officer; Glen Sato, our Chief Financial Officer and Dr. Steven Benner, our Chief Medical Officer. During today’s call, we intend to provide an overview of recent clinical and corporate highlights, review PDL’s second-quarter 2005 results and update our forward-looking financial guidance for 2005 including effects from the recent alliance with Biogen Idec. As usual, we will provide plenty of time at the end for questions and answers but would like to ask with respect to others you limit your questions to one and recognize that we may be able to take additional questions from you later in the call, time depending.

As we begin, let me remind you that the information we’ll cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities and Exchange Commission. And with that, I’ll now turn the call over to Mark McDade, Chief Executive Officer.

Mark McDade - PDL - CEO

Thanks, Jim, and thanks to all of you for joining today’s second-quarter conference call. I will begin with an overview of second-quarter corporate highlights and one important subsequent event. Glen will then provide second quarter results and our initial forward-looking guidance incorporating the economic impacts of our new alliance with Biogen Idec. Finally, Steve Benner will highlight our clinical progress.

As many of you may recall, earlier in 2003, we outlined our initiatives for building a new PDL. We said that we would deploy our very substantial assets — our financial strength, our technology, our pipeline and our people — in ways that would transform PDL into a commercial enterprise with the goal of building substantial additional value. I believe our progress in the first seven months of 2005 demonstrates our commitment and our ability to deliver on these initiatives.

On our previous quarterly conference call, we discussed closing the acquisition of ESP Pharma, a hospital-focused pharmaceutical company. At that time, we stated that the ESP Pharma transaction and the related acquisition of the marketed thrombolytic agent Retavase created a biopharmaceutical company with significant potential. But following that, here is how I would like you to view our second quarter and the major subsequent event that was just announced, our collaboration with Biogen Idec.

Purchasing ESP and Retavase were predicated on our being able to quickly integrate the new team and a separate product into a single, tight-knit entity. I believe that strong second quarter results in part our performance in integrating the sales operations of ESP Pharma leading to double-digit product sales performance. And we have already added more than 30 terrific new sales reps to our hospital-focused sales and marketing team to help fuel additional sales growth of Cardene I.V., Retavase and I.V. Busulfex.

At the same time, we’re very pleased with the very high level of retention of our talented sales team. Further to this wholly new source of top-line revenues, namely our own product sales, we continue to benefit from the continued success of our collaborators whose breakthrough antibody products are driving double-digit growth of PDL’s royalty revenues. As a result, we have increased our revenue expectations overall for 2005 and I’m pleased to say that whether you measure net sales revenue or royalty revenue, either measure alone was the highest form of revenue in a single quarter in our history. The combination of this newly diversified stream led to an increase of more than 200% versus our second quarter last year. Needless to say, we’re proud of the accomplishment in our first full quarter as a commercial enterprise.

On our last quarterly call, we stated that we believed we would reach positive operating cash flow in the second half of 2006. In fact, we’re now anticipating beating that expectation handily. As you undoubtedly noted in our press release, we now expect PDL to become cash flow positive on a sustainable basis beginning in the fourth quarter of this year and therefore on a full year basis for 2006. That’s nearly a full year ahead of the plan that we just outlined for you following the ESP acquisition in March and is due to both strong revenue growth from products and royalties, combined with the accretive impact of our new alliance with Biogen Idec. We believe that this shows dramatic progress in the right direction and so far, a continued ability to grow research and development efforts tied to a deepening pipeline at the same time.

When we bought ESP, we promised we were not abandoning our research and development roots. In fact, based on the past two quarters, I believe the promise and the progress have never been more exciting. Since the ESP announcement, we’ve announced favorable Phase II results for Ularitide in decompensated congestive heart failure, initiated two new Nuvion studies in severe forms of Crohn’s disease, started treating patients in a controlled Phase II Daclizumab trial in MS and continued to make steady progress across other programs consistent with our stated objectives. Back in 2003, we committed to more focus and more rigor in our research and clinical development efforts. We believe our progress in the second quarter is a reflection of this. And in addition, thanks to our new collaboration with Biogen Idec, we have created a means to expand our resources to further Daclizumab, M200, and HuZAF in multiple indications.

At the same time, we’re increasing our focus and overall efforts and at getting first Terlipressin in hepatorenal syndrome, followed by Nuvion for IV refractory ulcerative colitis and then Ularitide in patients with acute decompensated heart failure, to successful regulatory filings and subsequent use in making a difference for patients.

Finally, let me review the new Biogen Idec collaboration in terms of why we’re so excited that it is in place and the new operating flexibility it provides. This new alliance met both our 2005 corporate partnering objectives, the first for Daclizumab in MS and the second with HuZAF across all indications. The collaboration is structured with PDL and Biogen Idec sharing the development, manufacturing and commercialization with cost and profits from both the U.S. and Europe shared equally. Both companies are highly focused and resourced to develop biologics and we feel that combined resources and infrastructure are synergistic, including combined know-how in disease areas including multiple sclerosis, other inflammatory diseases and oncology. Our teams are already joining forces to establish new and broader plans for development in the three products in the collaboration and I can assure you that the team spirit and chemistry is encouraging, in part due to such a common perspective to developing novel products.

I believe these attributes and the strong financial support Biogen Idec provides us under the new agreement should pave the way to future product success for Daclizumab in MS, for M200 in cancer and for HuZAF in certain autoimmune diseases, such as rheumatoid arthritis. It’s not often that one gets to join forces with a world leader. Biogen Idec is exactly that in multiple sclerosis and as the originator of the world’s largest selling cancer therapy, Rituxan/Rituximab, also deeply committed to developing truly novel cancer therapies and we believe that is M200. We hope you’re as excited as we are about this new alliance.

In summary, we’re focused then on revenue growth, organizational integration and a business and partnering approach to create positive cash flow as soon as it is sustainable. But at the same time, we’re building an even deeper and more exciting biotech pipeline funded in part by strong global partners committed to shared development and commercialization of novel biologic products like Roche and now Biogen Idec. These core focused areas will remain at the heart of our efforts as we continue building a dynamic biopharmaceutical company, PDL BioPharma.

I’d now like to turn the call over to Glen Sato, our Chief Financial Officer, for a thorough discussion of our financial results for the quarter and the first half as well as our updated guidance including the effects of the Biogen Idec alliance for 2005.

Glen Sato - PDL - CFO

Thanks, Mark. The second quarter of 2005 was very strong for PDL and the Biogen Idec arrangement which is scheduled close in the third quarter as Mark indicated moves us to the cusp of achieving sustainable positive cash flow beginning in the fourth quarter of this year. In the second quarter 2005, we were able to substantially grow the top line through a diverse operating revenue stream of products and royalty revenues.

Total operating revenues increased 202% to $77.8 million in the second quarter of 2005 from $25.8 million in the second quarter of 2004. As a result of our recent ESP Pharma and Retavase acquisitions, PDL recognized product sales revenues of $35.3 million in the 2005 second quarter. These product sales reflect our first full quarter of reporting net sales of Cardene I.V. for the short-term treatment of hypertension when oral therapy is not feasible or desirable I.V. Busulfex, a conditioning agent used in connection with bone marrow transplants in acute myelogenous leukemia; Retavase used to dissolve coronary blood clots and improve blood flow in heart attack patients and four off-patent branded products. These products are marketed by PDL’s wholly-owned subsidiary, ESP Pharma, Inc.

Total operating revenue growth also included a 52% increase in royalties, which were at $37.5 million compared with royalty revenues of $24.7 million in the second quarter of 2004. As many of you know, PDL receives royalties based on worldwide net sales of seven antibody products licensed under our antibody humanization patents — Avastin, Herceptin, Xolair and Raptiva from Genentech; Synagis from MedImmune; Mylotarg from Wyeth and Zenapax marketed by Roche.

Turning to the expense side, total costs and expenses were $80.3 million in the second quarter of 2005 compared with 39.5 million in the second quarter of 2004. On a non-GAAP basis, total costs and expenses in the 2005 second quarter were $67.7 million compared to non-GAAP expenses of $38.1 million in the second quarter of 2004. The cost of product sales was $20.1 million in the second quarter of 2005 compared with none in the comparable period of 2004, reflecting the addition of ESP Pharma in March 2005. Excluding non-cash amortization of product costs associated with the purchase of ESP Pharma and Retavase, cost of product sales was $8.2 million.

Selling, general and administrative expenses increased to $19.8 million compared to $7.5 million in the second quarter of 2004 primarily due to sales expenses associated with PDL’s newly acquired sales and marketing team. Research and development expenses increased to $40.3 million in the second quarter of 2005 compared with $32 million in the same three months of 2004. The increase in research and development expenses reflects additional headcount and associated costs required to advance our research and clinical development programs, contract manufacturing costs and direct scale-up and manufacturing expense and increased facility and equipment-related costs.

Let me note that non-GAAP results for the three- and six-month periods exclude certain non-cash charges which consisted primarily of an acquired in-process research and development charge of $79.4 million in the first quarter of 2005 related to the ESP Pharma acquisition. The non-cash charges also included amortization of intangible assets associated with the Eos Biotechnology and ESP Pharma and Retavase acquisitions as well as the reacquisition of rights to manufacture and market Zenapax, or Daclizumab, as well as stock-based compensation charges which totaled $12.6 million and $14.4 million dollars for the three- and six-month periods, respectively. Reconciliations of GAAP results to non-GAAP results are included in the tables accompanying today’s press release and are available at www.PDL.com.

Let’s now turn to our forward-looking guidance with respect to our financial and operating results for the full year 2005.

Net product sales for Cardene I.V., Retavase and I.V. Busulfex are expected to total approximately $100 to $105 million for the approximately nine-month period of sales following the March close of the acquisition of ESP Pharma. PDL continues to anticipate compound annual growth rates of approximately 25% for net product sales of this group of products for each year from 2006 through 2008. We also continue to anticipate gross margins on a non-GAAP basis of approximately 80% for this group of products over the same period. The estimate for net product sales of off-patent products is now in the range of 15 to $18 million. We continue to review these products as non-strategic assets and expect to divest these products around the end of 2005.

Royalty revenues are expected to be in the range of approximately $120 to $125 million. PDL continues to believe that royalty revenues for each year from 2006 through 2008 should grow at least 25% per year on a compounded annual growth basis. Our guidance for license and other revenue are reduced to a range of approximately 20 to $23 million due primarily to the timing of expenses subject to reimbursement under collaborative arrangements.

We also want to highlight for our investors and analysts that we’re reviewing with our auditors the treatment of the reimbursement amounts payable under the new Biogen Idec agreement. In our current treatment for example under the Roche collaboration, we now have full recognition of expenses in the

R&D expense caption in our consolidated statements of operations with reimbursement in the license and other revenue caption. This is in accordance with the existing accounting guidance and published literature on revenue recognition for expense reimbursement under these types of arrangements. We understand however that there may be new guidance emerging from the SEC on this topic.  As a result, we’re reviewing carefully with our advisers the proposed accounting treatment for the Biogen Idec collaboration. It may be the case that we will change to simply reflect expenses under these collaborations net of reimbursements. If this is the case, the result will be a change and the classification of reimbursement amount to reflect the new guidance on this topic. I would like emphasize that regardless of accounting classification, our bottom-line results of operations and cash flow projections are not expected to be affected in any event. In the interim, our guidance assumes that reimbursed amounts will continue to be treated in accordance with the existing literature.

Again, assuming current treatment of reimbursed expenses as revenue rather than a reduction of expenses going forward, our revised full year guidance on the expense side includes non-GAAP cost of sales expected to total approximately $23 million, research and development expenses anticipated to be in the range of 163 to $168 million, a reduction of roughly $20 million from our prior guidance and selling, general administrative expenses expected to be in the range of 73 to $76 million.

For the full year 2005, PDL anticipates a GAAP net loss in the range of approximately $1.12 to $1.20 per basic and diluted share and on a non-GAAP basis, financial results in the range from a net loss of approximately $0.05 share per share based on a weighted average basic and diluted shares outstanding of approximately 103 million, to net income of approximately $0.02 per diluted share based on a weighted average of approximately 130 million shares outstanding for the year. As you saw in this quarter’s results, if we are profitable, shares subject to conversion represented by our outstanding convertible notes and stock options weighted for each of the quarters will be considered outstanding in the calculation of diluted shares which is why we are providing both of these cases. As we previously noted, we expect to be cash flow positive on a sustainable basis beginning in the fourth quarter of 2005 and therefore on a full year basis for 2006. We note that quarterly results will vary due to some seasonality in the sales of royalty-bearing products.

We now estimate that our year-end 2005 cash balances will be in excess of $350 million assuming the Biogen Idec transaction closes following HSR review and the satisfaction of the standard closing conditions by the end of September. This ending balance represents roughly $150 million in additional year-end cash compared to our prior guidance of May 2, $140 million of which is from the upfront payment and the equity purchase components of our new alliance, with the remaining $10 million due to increased royalty revenues and operational efficiencies gained during the course of the year.

PDL expects that headcount at year end 2005 will be consistent with prior guidance in the range of 950 to 975 full-time employees. This figure includes the effect of increasing the original ESP Pharma sales force from 66 reps at the time of acquisition to the targeted 100 to 105 range at year-end. As Mark stated, we’re very pleased with the sales results in our first full quarter of sales and our hiring rate has been extremely favorable as we gain very high caliber and experienced hospital sales reps at a time when many companies large and small are cutting back.

Overall, we believe the operational results for the first half of 2005 are well within our internal expectations and are on a new and yet again accelerated track to transform PDL into a sustainable cash flow positive company by the end of this calendar year, roughly one year ahead of our most recent schedule. Let me now at this time turn the call over to Dr. Steven Benner.

Steven Benner - PDL - SVP/CMO

Thanks, Glen. I will lead off with a brief update of the three products we believe are closest to market.

Terlipressin, a vasopressin analog, has both Orphan Drug and Fast-Track status as a potential therapy for type 1 hepatorenal syndrome that’s currently being studied in a Phase III trial that is intended to support U.S. registration. The trial is being conducted by Orphan Therapeutics. Approximately 120 patients are expected to be enrolled and to date, nearly half of the patients have been accrued.

For Nuvion, our anti-CD3 antibody in development for the treatment of IV steroid-refractory ulcerative colitis, we expect to begin enrollment in a Phase II-III trial late this year or early next year. Pilot studies in Crohn’s disease are ongoing.

Ularitide, a natriuretic peptide derived from the prohormone of ANP, has been studied in two Phase II trials, the first study of 24 patients, Sirius 1, is now in press in the American Heart Journal. The second larger Phase II trial, Sirius 2, met the primary endpoint. The results of the Sirius 2 trial will first be presented at the European Society of Cardiology meeting on September 4 in Stockholm. We expect to issue a press release at that time giving further details of the results of Sirius 2. The results of Sirius 2 study will also be presented later in September at the Heart Failure Society of America (HFSA) meeting in Boca Raton. The HFSA has posted accepted abstracts for poster presentations on their web site, which has public access. The Sirius 2 abstract for HFSA contains some additional data on the mortality AE (indiscernible) changes observed during the study that were not discussed in detail in PDL’s prior press release. The HFSA abstract is of course consistent with our statement that Sirius 2 is a positive study, but we will not comment further on this study until the data has been presented publicly. We do intend to file an IND to begin studies of ularitide in the U.S. this year. We’re also very pleased to have recently expanded our collaboration with CardioPep by acquiring worldwide rights for the development and commercialization of ularitide in all indications.

A multiple-dose study of subcutaneously administered PDL manufactured Daclizumab is ongoing. We intend to supply future clinical trials and the commercial product using the PDL manufactured material. The next step in asthma will be a Phase II dose range finding study using Daclizumab given subcutaneously. We’re on track to begin this study in collaboration with Roche in early 2006. PDL also continues to evaluate the potential of Daclizumab as a prolonged therapy in the setting of solid organ transplantation. We’re currently internally evaluating a development plan that could expand the use of Daclizumab in this setting. Earlier this week, we highlighted our exciting co-development agreement for three antibodies with Biogen Idec. For Daclizumab, the focus is on evaluating the IL2 receptor antagonist in multiple sclerosis. The collaboration will continue the PDL-initiated Phase II study and evaluate other opportunities to develop Daclizumab in MS.

Volociximab, also known as M200, is an antiangiogenic antibody that binds to the alpha 5 beta 1 integrin. There are currently three open-label Phase II trials in renal cell cancer, melanoma and pancreatic cancer. Each of these trials will enroll up to 40 patients. We are pleased with the pace of accrual and are nearing a halfway point in enrollment. A fourth trial in non-small cell lung cancer will begin enrolling patients this month. We anticipate that the first public release of data from any of these studies will be at the 2006 ASCO meeting.

We’re also preparing a pilot study of fontolizumab in rheumatoid arthritis and will be reevaluating the development plan for this anti-gamma interferon antibody in other autoimmune diseases.

We look forward to our upcoming research and development update that I will host in New York in early October. During that meeting, we will review the current status of each of our development programs and the development plan. We believe that PDL has an exceptional, exciting development portfolio and that our collaborations with Roche and now Biogen Idec will help us to maximize the value of that portfolio. I will now return the call to Jim Goff.

Jim Goff - PDL - Sr. Dir., Investor Relations

Thank you Mark, Glen and Steve. That concludes our prepared presentations. Operator, will you please begin the Q&A?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) of Matt Geller, CIBC.

Matt Geller - CIBC - Analyst

Thank you and congratulations on having a really terrific first quarter, really your first I guess really selling products and really, really being able to carry through on a whole new front for PDL. Question on ularitide. Aside from the formal data that is going be presented in Stockholm and Boca Raton, can you talk a little bit about what you see the potential indication for that product, what you see the market potential, do you have dosage, do you have a sense of what the trial is going to look like, and are you going to try to show mortality benefit, side effect benefit, efficacy benefit et cetera in the next trial?

Steven Benner - PDL - SVP/CMO

I will take a stab at least a part of that. We are currently evaluating ularitide as a potential treatment for decompensated heart failure, so it would be given as it was in the earlier Phase II studies as a continuous infusion to hospitalized patients. We believe based on the PK data that has been publicly presented from Sirius 1 that we do understand the dose response relationship and that we have a dose that has the same activity as higher doses, but less side effects. And so we feel very confident about dosing selection moving forward. We’re currently in discussions with a number of experts in cardiology and heart failure to help us design the future trials. One aspect that we have been interested in is the possibility of moving ularitide into the earlier treatment of hospitalized patients with decompensated heart failure so that as opposed to waiting until the patients have been heavily pretreated in the emergency room and the cardiology service before starting the drug, we would be very interested in starting and then continuing as patients first come into the health-care system.

Mark McDade - PDL - CEO

In terms of potential, it’s a little too early for us to talk about much in terms of profiling because we’d like to see more data. I think the overall heart failure market for us of the roughly million patients that entered the hospital in the United States last year under that broad indication label, there are really three buckets within that — the hypertensive crisis patient, the cardiogenic shock patient and then the decompensated heart failure patient. The latter is the target sector we’re going after and clearly, we think the patient population is several hundred thousand and that bodes well for I think an exciting drug opportunity for PDL.

Matt Geller - CIBC - Analyst

Are you planning any event in Stockholm and/or Boca?

Steven Benner - PDL - SVP/CMO

In Stockholm, the data will be publicly presented during a hotline session. There will also be a press conference and we’re also scheduling a meeting with a presenter and myself in Stockholm shortly after the presentation.

Matt Geller - CIBC - Analyst

Great, thanks a lot.

Operator

Ron Renaud, J.P. Morgan.

Ron Renaud - J.P. Morgan - Analyst

Thank you and congrats on the terrific progress. Question for Glen. I think I have heard you guys say in the past that roughly of the R&D expenses attributed to Daclizumab, M200 and HuZAF, your expectations were, it was in the ballpark of around $100 million, at least for 2005. And I know you did not give 2006 guidance, but regardless of however the Biogen deal is treated from an accounting perspective, it seems to me that on a going forward, we should be pulling at least $50 million in expenses off the P&L on a going-forward basis, which in my model at least has a very profound positive impact. Am I thinking about this the right way?

Glen Sato - PDL - CFO

Ron, yes, I would love to be able to say that, but I think a counter to that is that as Steven and his counterparts at Biogen Idec have success with the molecules as we expect them, considering the following for example, that the MS study for Daclizumab has just started Phase II. So obviously success there or continued enrollment will mean that next year, we’re likely to see an increase in those studies.

Likewise, if we were successful with M200, you would obviously see some of these Phase II studies produce results in which we would probably take a pretty aggressive posture with respect to investing in those molecules. So I understand what you’re saying, but hopefully the pipeline will be such that will bear it out that we frankly go the other way because that will mean success not only of the pipeline, but also under our collaboration.

Ron Renaud - J.P. Morgan - Analyst

That’s understandable. I guess would it be more than enough to offset what your current expectations are at the very least?

Glen Sato - PDL - CFO

I still think that our commitment is to have sustainable positive cash flow beginning in 2006. So I think we feel pretty comfortable about our financial position to not only fund those studies along with our partners, but to continue to move the entire pipeline forward.

Ron Renaud - J.P. Morgan - Analyst

Terrific, thanks a lot.

Operator

Joel Sendek, Lazard Capital Markets.

Joel Sendek - Lazard Capital Markets - Analyst

I was wondering if you guys can break out the sales of each of Cardene, Retavase and Busulfex? And also, if you can — I think according to — you increased the 100 to 105 guidance as an increase over your last guidance — can you confirm that please?

Glen Sato - PDL - CFO

Sure, Joel, that is correct. What we had given as guidance for the nine months previously was that we would do somewhere between 93 to 95 million for those products and now we’ve gone to 100 to 105. Obviously we’ve been pretty pleased with the success of those products. We don’t break them out specifically as we indicated that we would not. I can tell you however that they did constitute 96% of the net sales — the big three, that is — constituted 96% of the net sales for the period.

Joel Sendek - Lazard Capital Markets - Analyst

Thank you.

Operator

Elise Wang, Smith Barney.

Elise Wang - Smith Barney - Analyst

I was wondering if you could just clarify two things. One is, you indicated that you would divest of the off-patented products that were acquired prior to the ESP acquisition. So I was just trying to get a better understanding of how you plan to do that and what you hope to gain or sell them for, if you will. The second question I had had to do with the purchase by Biogen Idec of the stock. And is that reflected in your guidance, could you give us a little more details as to perhaps what the fair market value and effect was of that transaction in terms of per share price as well as the number of shares that were issued?

Glen Sato - PDL - CFO

Elise, a couple of things. First is that closing of the transaction and the stock purchase will not occur unless we receive antitrust clearance. So that is why we said that it is expected close in the third quarter. We do have signed agreements both at the purchase agreement level as well as for the licensing arrangement. So there is a commitment there obviously assuming that we satisfy the closing conditions that we will need them. The fair market value, we haven’t really talked about that — it will in fact be fair market value. Our current estimates are that it will be approximately 4% of the total shares outstanding, the total purchase, but we don’t have the specific details and we don’t feel at liberty to go ahead and provide them at this time. With respect to your second question regarding the off-patent brands in the divestiture, I think that we consider them convenient to have for now. They are extremely cash flow positive and we don’t promote them. We do not, however, view the infrastructure support that goes along with the contract manufacturing and relationship management that goes along with them as something that adds value to the rest of the pipeline in marketed products, so we are looking to divest them. We view the typical market for these types of products as somewhere around one times sales for us. It is really more a convenience as much as anything else. So frankly, that is something we will continue to look at. It’s not a high priority but it is sort of a general corporate priority to try to keep us focused as we go into 2006.

Elise Wang - Smith Barney - Analyst

And just to clarify gain, the Biogen Idec shares we should assume is factored into your guidance?

Glen Sato - PDL - CFO

I’m sorry, for year-end cash balance it is, that is correct, for the target.

Elise Wang - Smith Barney - Analyst

As well as for your estimate of the diluted shares?

Jim Goff - PDL - Sr. Dir., Corp. Communications

That is correct.

Elise Wang - Smith Barney - Analyst

Thank you very much.

Operator

Gil Aharon, Infinium

Gil Herron - Infinium Capital - Analyst

Thank you for taking my call and congratulations on a great quarter. Specifically Mark, I was wondering whether you could give us some resolution on Retavase. I understand you’re not breaking the specific numbers in sales for each product, but do you see this synergy of co-marketing Cardene and Retavase, are you seeing that further decline in Retavase sales or some growth?

Mark McDade - PDL - CEO

Good question. We again have not broken it out. Let me answer a couple of different ways if I can and still without not breaking out the information. We launched the drug really at the end of April and so we have under our own active belt in terms of promoting it roughly two months of the quarter. And so I think to answer your question about are we seeing the synergies, it’s a little too early to tell. So repeat that question on our third-quarter conference call and I think we will have a better way to answer that for you. I think overall however, given that the aggregate number is up as Glen alluded to, we are actually quite pleased with the results of Retavase in our first-ever quarter. That being said, there has been a slight decline in the lytic sector and we have been facing that kind of overall pressure in the sector. So hopefully that answers your question as accurately as I can for now.

Gil Herron - MCM Capital - Analyst

I appreciate that. And two questions, one with respect to the CardioPep agreement on ularitide for expanding the terms of the original deal to have worldwide rights, if you can disclose the terms of the deal. And secondly for Daclizumab in combination with CelCept, are we looking at PDL taking the rights on its own for Daclizumab in that combination or (indiscernible) or in collaboration with Roche?

Mark McDade - PDL - CEO

On the first question, we haven’t disclosed the terms under which we license the rest of world rights for ularitide from CardioPep. I can tell you that the terms are very consistent in terms of downstream royalties and reasonable milestones under the original agreement that were limited really to North America and Europe. So we find the overall relationship both productive and quite reasoned with CardioPep. So we are excited by having the completion of the broad rights in place because there definitely is potential partner interest in some of the territories that we did not previously have rights to, to answer that question. In terms of where I think you will see us with Roche — under the current Roche agreement, we have the potential to get the rights back to Zenapax going forward when Roche puts those, the rights to us, which can happen anytime between now and roughly this time next year. So, so far Roche has not put those rights to us. We would be obligated to make a payment. We are studying as Steve mentioned additional transplant opportunities and as Roche is a great partner in this area, we are working very carefully with them to look at how we might best collaborate to optimize the potential for Daclizumab in the transplant setting in indications beyond the current label, which is induction therapy going forward. So I hope that answers your question.

Gil Aharon - Infinium Capital - Analyst

I appreciate that. Thanks a lot.

Operator

George Farmer, Wachovia Securities.

George Farmer - Wachovia Securities - Analyst

Hi, thanks for taking my question. Glen, I was wondering if you could talk about ways that you’re going to be improving the gross margins on sales of ESP Pharma products. I guess by my calculations here, it looks like it was about a 78%, 77% non-GAAP gross margin this quarter and you’ve got it that you will get that down to 20% for the full year?

Glen Sato - PDL - CFO

We’ll get it up to 80%. You’re right. And on a GAAP basis, George, it’s about 57%. So one of the things that you saw on this quarter from our perspective was the startup costs with taking Retavase in-house. It ended up being the situation that in point of fact, it required significantly more handling effort and perhaps more customization than we originally anticipated. We feel as though we have those in-hand now and that we will in fact be right on track to maintain that margin target.

George Farmer - Wachovia Securities - Analyst

Great, thank you.

Operator

Craig Parker, Lehman Brothers.

Craig Parker - Lehman Brothers - Analyst

Hi, guys good afternoon. A couple of questions if I may at (technical difficulty).

Mark McDade - PDL - CEO

We couldn’t hear you, Craig.

Craig Parker - Lehman Brothers - Analyst

Sorry. Were there any price increases during the quarter for ESP products?

Mark McDade - PDL - CEO

Very small price increase.

Craig Parker - Lehman Brothers - Analyst

(indiscernible) can’t hear me.

Glen Sato - PDL - CFO

A very small price increase for Retavase, but none for the others.

Craig Parker - Lehman Brothers - Analyst

On ularitide’s pre-IND meeting with FDA yet? And if so, any feedback on what they view as the appropriate active (technical difficulty) an acute decompensated study (technical difficulty) of therapy

(technical difficulty)

Steven Benner - PDL - SVP/CMO

We will discuss the next steps with aggressive development plan at the research and development day. And up until then, I don’t think I will have anything that I will be able to share with you.

Craig Parker - Lehman Brothers - Analyst

Okay. Final (technical difficulty) already answered this on the Biogen Idec call earlier in the week. (technical difficulty). The intellectual property associated with M200, are there broad claim (technical difficulty) beta I antibodies, or is in specific to the chimeric (ph)?And I guess I’m sort of obtusely (technical difficulty) generation products; do those fall into the BIIB license, or would you have sold rights to a humanized version for example?

Mark McDade - PDL - CEO

I think it’s reasonable to characterize as broad antibody claims at target alpha 5 beta 1.

Craig Parker - Lehman Brothers - Analyst

And.

Glen Sato - PDL - CFO

And Biogen under the agreement would get all rights to the claims that we would have. We’re working collaboratively on that target with respect to antibodies.

Craig Parker - Lehman Brothers - Analyst

Great, thank you very much.

Operator

(Operator Instructions). Jason Zhang, Prudential.

Jason Zhang - Prudential - Analyst

Thanks. (indiscernible) is a housekeeping question. Under page 6 of the press release, you have the basic shares of 160 (ph), but diluted (ph) of 103. And what — how do you explain that?

Glen Sato - PDL - CFO

They are actually backwards, Jason, that’s a good catch. And when you show as we indicated that you actually have to put the converts in the weighted average options outstanding.

Jason Zhang - Prudential - Analyst

Just a typo there, I guess. The second is for Steve. For the ularitide data that we’re going to see September 4, are we going to see in addition to efficacy data, (indiscernible) are we going to see some other hemodynamic (ph) data, and particularly are we going to see data such as an increase are no increase (indiscernible) in the (indiscernible)?

Steven Benner - PDL - SVP/CMO

Yes, you will. The anticipated presentation at ESC will be a detailed assessment, includes a number of secondary endpoints which was a variety of hemodynamic parameters as well as adverse events and that would include (indiscernible).

Jason Zhang - Prudential - Analyst

And just roughly, can you tell us what is the follow-up duration thus far?

Steven Benner - PDL - SVP/CMO

The follow-up duration was just during the acute phase of the hospitalization.

Jason Zhang - Prudential - Analyst

So there will be no data I guess after the (indiscernible)?

Steven Benner - PDL - SVP/CMO

There’s no long-term data associated with that study.

Jason Zhang - Prudential - Analyst

And also another housekeeping question, Glen, for you, is the cause of product sales when you made the adjustment from GAAP to non-GAAP (indiscernible) I assume that’s the one-time purchase of Retavase, or is there anything more than just that? And will you see this as just a onetime, you don’t (indiscernible) from now on?

Glen Sato - PDL - CFO

No, Jason, it will be probably continuing because that’s the amortization of the intangible assets associated with Retavase as well as the products purchased from ESP. So it’s an amortization charge related to the products.

Jason Zhang - Prudential - Analyst

How long should we (indiscernible)?

Glen Sato - PDL - CFO

For the ESP products, the weighted average is about 10 years for the Retavase product if the weighted average is about eight years.

Jason Zhang - Prudential - Analyst

And is there any way we can break these up a little bit (multiple speakers) from the ESP versus Retavase (indiscernible)?

Glen Sato - PDL - CFO

Well I think perhaps the way to best understand that is you’re talking about amortization of $93 million worth of intangible assets for — 93.5 million for Retavase and 339.2 million for ESP.

Jason Zhang - Prudential - Analyst

Okay, so 93 for Retavase and 392 for ESP?

Glen Sato - PDL - CFO

I’m sorry, it’s 93.5 for Retavase; 339 for ESP.

Jason Zhang - Prudential - Analyst

Thank you very much.

Glen Sato - PDL - CFO

Sure.

Operator

There are no further questions at this time.

Jim Goff - PDL - Sr. Dir., Investor Relations

Thank you, operator. Before we close, I’ll just quickly note our schedule of upcoming presentations. We will present at the BioCentury NewsMakers conference on September 9 in New York, at the Bear Stearns conference also in New York September 12 and 13, and at the UBS Global Life Sciences conference in New York September 26 through 29. We also plan to present the ularitide Phase II results at two cardiology conferences in September as Dr. Benner mentioned and we will conduct our R&D update for the financial community in New York in early October. We look forward to seeing many of you at these upcoming events and invite you to contact us for further details about any of these programs. Thank you everyone and have a great afternoon.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day everyone.

D I S C L A I M E R

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2005, Thomson Financial. All Rights Reserved.

streetevents@thomson.com 617.603.7900 www.streetevents.com

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.